Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys Announces Unaudited Fiscal 2012 First-Quarter Financial Results

•	Consolidated Revenue Increases 15% to $151.6 Million Versus First-Quarter 2011
•	Company Expects to Realize $14 Million to $16 Million of Annualized Expense Savings Beginning in Fiscal Year 2013

CLEVELAND—Aug. 9, 2011—Agilysys, Inc. (Nasdaq: AGYS), a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries, today announced unaudited financial results for the fiscal 2012 first quarter ended June 30, 2011.

First-Quarter 2012 Unaudited Results of Operations

First-quarter consolidated sales increased 15% to $151.6 million, compared with $131.9 million in the first quarter of fiscal 2011. Net revenues grew 39% and 15% in the Company’s Retail Solutions Group (RSG) and Technology Solutions Group (TSG), respectively, more than offsetting a 9% decline in its Hospitality Solutions Group (HSG).

Gross margins were 25.3% of sales, compared with 25.7% of sales in the fiscal 2011 first quarter. The gross margin contraction reflected lower service margins primarily in TSG.

Selling, general and administrative (SG&A) expense was $41.4 million for the quarter, an increase of $1.4 million from the prior year quarter due to higher compensation costs related to accelerated vesting of stock compensation and transaction expenses both related to the divestiture of TSG. On July 28, 2011, the Company’s shareholders approved the sale of TSG and the transaction closed on August 1, 2011.

The reported operating loss for the three months narrowed to $5.4 million, compared with the operating loss of $6.6 million last year. Adjusted EBITDA (operating loss plus depreciation and amortization), excluding restructuring charges, was a loss of $0.5 million, compared with a loss of $2.7 million a year ago. (See attached table.)

The net loss for the quarter was $4.8 million, or a loss of $0.21 per share, versus the net loss of $10.3 million, or a loss of $0.45 per share, in the comparable prior-year period.

Restructuring Plan

As previously announced, Agilysys is sharpening its focus on its state-of-the-art proprietary enterprise software, services and solutions for the hospitality and retail industries. The Company indicated it has begun executing a plan that is expected to eliminate $14 million to $16 million of annualized expense beginning in fiscal 2013. The total restructuring charges to execute the plan are expected to be in the range of $16 million and $18 million, which will be primarily recorded in fiscal 2012.

Jim Dennedy, president and chief executive officer, commented, “With the sale of TSG complete, the reorganization of the business is accelerating. The quick pace and decisiveness with which our personnel have responded to these new challenges gives me confidence in our success. We strongly believe in the availability of a substantial market opportunity in hospitality and retail. We intend to invest in the business and products to capitalize on the opportunity and profitably grow the business. We believe this plan represents the best use of cash and the greatest likelihood of increasing shareholder value.”

Liquidity

Cash on hand was $51.7 million at June 30, 2011, and Agilysys remains debt free, except for certain capital leases. In conjunction with the closing of the TSG divestiture on August 1, 2011, the Company terminated its credit facility and announced a 1.6 million-share-repurchase authorization.

The Company plans to file its Form 10-Q with the SEC later today.

Conference Call Information

A conference call will be held today at 11:00 a.m. ET. A slide deck, which will be the basis for the review, will accompany the conference call. Both the slide deck and the conference call can be accessed via the Investor Relations section of www.agilysys.com. In addition, a replay of the call will be archived on the website.

Forward-Looking Language

This release contains certain management expectations, which may constitute forward-looking information within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934, and the Private Securities Reform Act of 1995. Forward-looking information speaks only as to the date of this Quarterly Report and may be identified by use of words such as “may,” “will,” “believes,” “anticipates,” “plans,” “expects,” “estimates,” “projects,” “targets,” “forecasts,” “continues,” “seeks,” or the negative of those terms or similar expressions. Many important factors could cause actual results to be materially different from those in forward-looking information including, without limitation, competitive factors, disruption of supplies, changes in market conditions, pending or future claims or litigation, or technology advances. No assurances can be provided as to the outcome of cost reductions, expected benefits and outcomes from our recent ERP implementation, business strategies, future financial results, unanticipated downturns to our relationships with customers and macroeconomic demand for IT products and services, unanticipated difficulties integrating acquisitions, new laws and government regulations, interest rate changes, consequences related to the concentrated ownership of our outstanding shares by MAK Capital, unanticipated deterioration in economic and financial conditions in the United States and around the world or the consequences, consequences associated with the sale of the Company’s TSG business, and uncertainties regarding restructuring actions and the relocation of the Company’s corporate headquarters. The Company does not undertake to update or revise any forward-looking information even if events make it clear that any projected results, actions, or impact, express or implied, will not be realized.

Other potential risks and uncertainties that may cause actual results to be materially different from those in forward-looking information are described in “Risk Factors,” which is included in Part I, Item 1A of the Company’s Annual Report for the fiscal year ended March 31, 2011. Copies are available from the SEC or the Agilysys website.

Use of Non-GAAP Financial Information

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this presentation, certain non-GAAP financial measures as defined by the SEC rules are used. Management believes that such information can enhance investors’ understanding of the Company’s ongoing operations. The non-GAAP measures included in this presentation have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this presentation.

About Agilysys

Agilysys is a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality and retail industries. The Company specializes in market-leading point-of-sale, property management, inventory and procurement, and mobile and wireless solutions that are designed to streamline operations, improve efficiency and enhance the consumer’s experience. Agilysys serves casinos, resorts, hotels, foodservice venues, stadiums, cruise lines, grocery stores, convenience stores, general and specialty retail businesses and partners. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong. For more information, visit www.agilysys.com.

# # #

Investor Contact:

Curtis Stout

Vice President and Treasurer

Agilysys, Inc.

440-519-8635

curtis.stout@agilysys.com

AGILYSYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per-share data)	Three Months Ended June 30,
	2011	2010
Net sales:
Products	$118,059	$103,487
Services	33,584	28,386

Total net sales	151,643	131,873
Cost of goods sold:
Products	98,265	86,107
Services	14,945	11,900

Total cost of goods sold	113,210	98,007

Gross margin	38,433	33,866
Selling, general and administrative expenses	41,425	40,065
Restructuring charges	2,395	393

Operating loss	(5,387)	(6,592)
Other (income) expenses:
Other expenses (income), net	138	(1,083)
Interest income	(33)	(23)
Interest expense	338	286

Loss before income taxes	(5,830)	(5,772)
Income tax (benefit) expense	(1,041)	4,480

Net loss	$(4,789)	$(10,252)

Net loss per share:
Basic and diluted	$(0.21)	$(0.45)

Weighted average shares outstanding
Basic and diluted	22,953,235	22,750,740

AGILYSYS, INC.

BUSINESS SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended June 30, 2011
	Reportable Segments
(In thousands)	HSG	RSG	TSG	Corp/ Other	Consolidated
Total net revenue	$20,960	$32,926	$97,757	$—	$151,643
Gross margin	$13,267	$6,260	$18,906	$—	$38,433
Gross margin percentage	63.3%	19.0%	19.3%		25.3%

Operating income (loss)	$515	$2,095	$2,570	$(10,567)	$(5,387)
Other expenses, net	—	—	—	(138)	(138)
Interest expense, net	—	—	—	(305)	(305)

Income (loss) from continuing operations before income taxes	$515	$2,095	$2,570	$(11,010)	$(5,830)

Other information:
Capital expenditures	$749	$7	$—	$—	$756

Non-cash charges:
Depreciation and amortization(a)	$1,058	$151	$119	$1,202	$2,530
Restructuring charges	$187	$134	$49	$2,025	$2,395

Total	$1,245	$285	$168	$3,227	$4,925

	Three Months Ended June 30, 2010
	Reportable Segments
	HSG	RSG	TSG	Corp/ Other	Consolidated
Total net revenue	$23,049	$23,737	$85,087	$—	$131,873
Gross margin	$13,287	$5,669	$14,910	$—	$33,866
Gross margin percentage	57.6%	23.9%	17.5%		25.7%

Operating income (loss)	$2,239	$1,768	$(1,752)	$(8,847)	$(6,592)
Other income, net	—	—	—	1,083	1,083)
Interest expense, net	—	—	—	(263)	(263)

Income (loss) from continuing operations before income taxes	$2,239	$1,768	$(1,752)	$(8,027)	$(5,772)

Other information:
Capital expenditures	$965	$—	$62	$502	$1,529
Non-cash charges:
Depreciation and amortization(a)	$1,092	$80	$799	$1,484	$3,455
Restructuring charges	$—	$—	$—	$393	$393

Total	$1,092	$80	$799	$1,877	$3,848

(a)	Does not include the amortization of deferred financing fees totaling $131 for each of the three months ended June 30, 2011 and 2010, respectively.

AGILYSYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	June 30, 2011	March 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$51,675	$74,354
Accounts receivable, net	130,522	123,666
Inventories, net	25,686	20,632
Prepaid expenses	4,319	3,063
Income taxes receivable	1,731	1,583
Other current assets	14,476	6,494

Total current assets	228,409	229,792
Goodwill	20,556	20,569
Intangible assets, net	22,117	22,535
Other non-current assets	4,719	12,959
Property and equipment, net	25,302	26,543

Total assets	$301,103	$312,398

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$94,550	$93,486
Deferred revenue	20,747	27,914
Accrued and other current liabilities	27,423	23,887
Income taxes payable	63	156
Deferred income taxes - current	81	77
Capital lease obligations - current	1,289	1,267

Total current liabilities	144,153	146,787
Deferred income taxes – non-current	3,908	3,894
Capital lease obligations – non-current	1,265	1,461
Other non-current liabilities	6,698	12,152
Shareholders’ equity:
Common shares, without par value, at $0.30 stated value; authorized 80,000,000 shares; 31,606,831 issued; and 23,001,987 and 23,022,398 shares outstanding at June 30, 2011 and March 31, 2011, respectively	9,482	9,482
Treasury shares (8,604,844 shares at June 30, 2011, and 8,584,433 shares at March 31, 2011)	(2,581)	(2,575)
Capital in excess of stated value	(3,728)	(5,421)
Retained earnings	141,870	146,659
Accumulated other comprehensive loss	36	(41)

Total shareholders’ equity	145,079	148,104

Total liabilities and shareholders’ equity	$301,103	$312,398

AGILYSYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)	Three Months Ended June 30,
	2011	2010
Operating activities:
Net loss	$(4,789)	$(10,252)
Adjustments to reconcile net loss from continuing operations to net cash used for operating activities:
Restructuring charges	2,395	393
Gain on redemption of Company-owned life insurance policies	—	(2,065)
Depreciation	1,130	1,140
Amortization	1,531	2,446
Deferred income taxes	18	4,362
Stock-based compensation	2,042	679
Change in cash surrender value of Company-owned life insurance policies	4	855
Changes in operating assets and liabilities:
Accounts receivable	(6,737)	(17,346)
Inventories	(5,054)	(11,413)
Accounts payable	982	17,711
Accrued and other liabilities	(10,152)	(2,658)
Income taxes receivable	(951)	(116)
Other changes, net	(1,299)	1,213)
Other non-cash adjustments	(354)	(266)

Total adjustments	(16,445)	(5,065)

Net cash used for operating activities	(21,234)	(15,317)
Investing activities:
Proceeds from redemption of/borrowings against Company-owned life insurance policies	—	2,248
Additional investments in Company-owned life insurance policies	(46)	(504)
Proceeds from the sale of marketable securities	15	14
Additional investments in marketable securities	(11)	—
Purchase of property and equipment	(756)	(1,529)

Net cash (used for) provided by investing activities	(798)	229
Financing activities:
Principal payments under long-term obligations	(350)	(101)
Repurchases of shares to satisfy employee tax withholding	(355)	(188)

Net cash used for financing activities	(705)	(289)
Effect of exchange rate changes on cash	58	(191)

Net decrease in cash	(22,679)	(15,568)
Cash at beginning of period	74,354	65,535

Cash at end of period	$51,675	$49,967

AGILYSYS, INC.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA EXCLUDING RESTRUCTURING

CHARGES (UNAUDITED)

(In thousands)	Three Months Ended June 30,
	2011	2010
Net loss	$(4,789)	$(10,252)
Plus:
Interest expense, net	305	263
Income tax (benefit) expense	(1,041)	4,480
Depreciation and amortization expense(a)	2,530	3,455
Other expenses (income), net	138	(1,083)

Adjusted EBITDA	$(2,857)	$(3,137)
Restructuring charges	2,395	393

Adjusted EBITDA excluding restructuring charges	$(462)	$(2,744)

(a)

Depreciation and amortization expense excludes amortization of deferred financing fees totaling $131 for each of the three months ended June 30, 2011 and 2010, respectively, as such costs are already included in interest expense, net.